Exhibit 99.2

1855 Lockeway Drive, Suite 501• Alpharetta, GA 30004 • 678-393-2651 • Fax 678-393-2657

September 16, 2010

Cellu Tissue Holdings, Inc. – customer phone script – converted products

Out bound call talking points: Please use these talking points during your outbound calls. Please refer to the “Customer Talking Points- Converted and Hard Roll Products” for additional information. If the customer should present questions that you are uncomfortable answering, you should contact D’Arcy Schnekenburger.

If a customer should ask for additional information regarding Clearwater Paper Corporation, please direct them to the company’s website — www.clearwaterpaper.com.

•	Hello this is with Cellu Tissue Holdings, Inc. May I please speak with [contact name].

•

I’m calling this morning to share with you some important news regarding Cellu Tissue Holdings, Inc. Today we announced that we have signed a definitive merger agreement with Clearwater Paper Corporation, pursuant to which Clearwater Paper Corporation would acquire 100% of the outstanding common stock of Cellu Tissue Holdings, Inc. in an all-cash transaction. If you have a moment, I would like to talk with you briefly about this transaction.

•

This is a very exciting announcement for us and we believe for you also. We are confident this transaction will enable Cellu Tissue Holdings, Inc. and Clearwater Paper Corporation to better serve your needs.

•	Collectively, the companies provide enhanced national manufacturing capabilities and a vertically integrated supplier with unparalleled quality tissue products and exceptional service.

•	The primary goal of the newly combined business will be to enhance our ability to serve your specific needs so that we will always be your first choice for private label tissue products.

•

Cellu Tissue Holdings, Inc. and Clearwater Paper Corporation are working together to close the transaction quickly and expect it to close, subject to customary closing conditions, in the last calendar quarter of 2010.

•

Clearwater Paper Corporation is a premier supplier of private label tissue to major retail grocery chains and operates multiple tissue converting facilities, tissue mills and pulp and paperboard operations throughout the country. It manufactures 218,000 tons of quality consumer tissue annually.

•	Like Cellu Tissue Holdings, Inc., Clearwater Paper Corporation offers a host of products using Forest Stewardship Council (FSC) chain of custody standards.

•	We believe your relationship with us has reason to grow and prosper over the long term.

•	We will be in touch with additional information. In the meantime, we do not expect significant changes to our daily operations, or to the way in which we do business with you.

•	We value you as a customer and look forward to continuing and growing our partnership in the future. Thank you for your business.

•	More information can be found at www.cellutissue.com

•	Do you have any further questions I can answer?

•	Yes? [listen to question, consult “Customer Talking Points- Converted Products” for answer. If not found, follow up with and give timeframe for response/answer]

•	No? If you should you have any questions or concerns, do not hesitate to contact me. We appreciate your business and thank you for the opportunity to serve you.

•	Should you have any questions in the future, please don’t hesitate to call me.

•	Have a great day.

Additional Information and Where to Find it

In connection with the proposed merger of Cellu Tissue Holdings, Inc. (the “Merger”) with and into Sand Dollar Acquisition Corporation, a wholly owed subsidiary of Clearwater Paper Corporation, and required shareholder approval, Cellu Tissue Holdings, Inc. will file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CELLU TISSUE HOLDINGS, INC. AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Cellu Tissue Holdings, Inc. with the SEC may be obtained free of charge by contacting Cellu Tissue Holdings, Inc. at Cellu Tissue Holdings, Inc., Attn: Investor Relations, 1855 Lockeway Dr. Ste 501, Alpharetta, GA 30004. Our filings with the SEC are also available on our website at www.cellutissue.com.

Participants in the Solicitation

Cellu Tissue Holdings, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from Cellu Tissue Holdings, Inc.’s shareholders with respect to the Merger. Information about Cellu Tissue Holdings, Inc.’s officers and directors and their ownership of Cellu Tissue Holdings, Inc.’s common shares is set forth in the proxy statement for Cellu Tissue Holdings, Inc.’s 2010 Annual Meeting of Shareholders, which was filed with the SEC on June 25, 2010. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Cellu Tissue Holdings, Inc. and its respective officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.